Authorization and Designation to Sign and File Section 16 Reporting Forms The undersigned, an officer of Altria Group, Inc., a Virginia corporation (the “Company”), does hereby authorize and designate W. Hildebrandt Surgner, Jr., Mary C. Bigelow, J. Michael Hinchcliffe, Michele Rundstrom or Anna M. Armendariz to sign and file on her behalf the application for the required Securities and Exchange Commission (“SEC”) electronic CIK/CCC codes, enroll on her behalf in EDGAR Next and sign and file on her behalf any and all Forms 3, 4 and 5 relating to equity securities of the Company with the SEC pursuant to the requirements of Section 16 of the Securities Exchange Act of 1934 (“Section 16”). The undersigned further authorizes Michele Rundstrom and Anna M. Armendariz to serve as Account Administrators and manage my EDGAR account. This authorization, unless earlier revoked in writing, shall be valid until the undersigned’s reporting obligations under Section 16 with respect to equity securities of the Company shall cease. All prior such authorizations are hereby revoked. IN WITNESS WHEREOF, the undersigned has executed this Authorization and Designation this 1st day of August, 2025. ______________________ KATIE F. PATTERSON CITY OF RICHMOND COMMONWEALTH OF VIRGINIA I, Michele Drouin-Rundstrom, a notary public in and for the State and City aforesaid do hereby solemnly swear that Katie F. Patterson, whose name is signed to the above writing, personally appeared before me this 1st day of August, 2025, and acknowledged the same in my State and City aforesaid. __________________________ Michele Drouin-Rundstrom, Notary Public Registration No. 7597629 My Commission Expires: 12/31/2026 6601 W. Broad Street Richmond, VA 23230 �Clh1J. r(L�